Exhibit 4.2

Money4Gold Holdings, Inc

2008/2009 Management Bonus Plan

October 20th, 2008

Summary:

The following bonus structure will be eligible for executive management of Money4Gold Holdings, Inc for 2008 and 2009.  This solely includes Hakan Koyuncu (CEO) and Daniel Brauser (CFO/COO) (the “executives”).

For 2008, the executives will each receive a cash bonus on a quarterly basis equal to 2% of the company’s gross revenues subject to the following constraints; such bonus will not exceed 100% of the executives base salary as defined in the executive’s employment agreement, and the quarter’s revenue goal (as defined in schedule A) has been achieved. If the quarter’s revenue goal was not achieved and the quarter over quarter growth in revenue is greater than or equal to 20%, the executive will receive a cash bonus equal to 1% of the company’s gross revenues.  For 2009, the cash bonus will have the following additional constraint; 50% of the bonus will be paid based on the achievement of the revenue goal and the other 50% will be paid based on the achievement of an earnings goal that will be approved by the board of directors.

Schedule A – Quarterly Revenue Goal:

2008:

•

Q4 = $1,200,000

2009:

•

Q1 = $1,500,000

•

Q2 = $2,000,000

•

Q3 = $3,000,000

•

Q4 = $4,000,000